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                                                          Exhibit 8.1


                      [Letterhead of Thompson Coburn]


                               December 18, 1997



Board of Directors
HomeCorp, Inc.
1107 East State Street
Rockford, Illinois 61110

Ladies and Gentlemen:

      You have requested our opinion with regard to certain federal income tax consequences of the proposed merger (the "Merger") of HomeCorp, Inc. ("HomeCorp") with and into Ameribanc, Inc. ("Ameribanc"), a wholly owned subsidiary of Mercantile Bancorporation Inc. ("MBI").

      In connection with the preparation of our opinion, we have examined and have relied upon the following:

      (i) The Agreement and Plan of Merger by and among MBI, Ameribanc, and HomeCorp dated as of October 29, 1997, including the schedules and exhibits thereto (the "Agreement");

      (ii) MBI's Registration Statement on Form S-4, including the Proxy Statement/Prospectus contained therein, filed with the Securities and Exchange Commission on December 18, 1997 (the "Registration
      Statement");

      (iii) The representations and undertaking of MBI substantially in the form of Exhibit A hereto;

      (iv) The representations and undertakings of HomeCorp and certain holders of HomeCorp common stock, par value $0.01 per share ("HomeCorp Common Stock"), substantially in the forms of Exhibit B and Exhibit C hereto; and

      (v) The Rights Plan between MBI and Mercantile Bank of St. Louis National Association, as rights agent, dated May 23, 1988.

      Our opinion is based solely upon applicable law and the factual information and undertakings contained in the above-mentioned documents. In rendering our opinion, we have assumed the accuracy of all information and the performance of all undertakings contained in each of such documents. We also have assumed the authenticity of all original documents, the conformity of all copies to the original documents, and the genuineness of all signatures. We have not attempted to verify independently the accuracy of any information in any such document, and we have assumed that such documents accurately and completely set forth all material facts relevant to this opinion. All of our assumptions were made with your consent. If any fact or assumption described herein or below is incorrect, any or all of the federal income tax consequences described herein may be inapplicable.


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HomeCorp, Inc.
December 18, 1997
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                                  OPINION

      Subject to the foregoing, to the conditions and limitations expressed elsewhere herein, and assuming that the Merger is consummated in accordance with the Agreement, we are of the opinion that for federal income tax purposes:

      1. The Merger will constitute a reorganization within the meaning of sections 368(a)(1)(A) and 368(a)(2) (D) of the Internal Revenue Code of 1986, as amended to the date hereof (the "Code").

      2. Each stockholder of HomeCorp who exchanges, in the Merger, shares of HomeCorp Common Stock solely for shares of MBI common stock, par value $0.01 per share ("MBI Common Stock"):

            a) will recognize no gain or loss as a result of the exchange, except with regard to cash received in lieu of a fractional share, as discussed below (Code section 354(a)(1));

            b) will have an aggregate basis for the shares of MBI Common Stock received (including any fractional share of MBI Common Stock deemed to be received, as described in paragraph 3, below) equal to the aggregate adjusted tax basis of the shares of HomeCorp Common Stock surrendered (Code section 358(a)(1)); and

            c) will have a holding period for the shares of MBI Common Stock received (including any fractional share of MBI Common Stock deemed to be received, as described in paragraph 3, below) which includes the period during which the shares of HomeCorp Common Stock surrendered were held, provided that the shares of HomeCorp Common Stock surrendered were capital assets in the hands of such holder at the time of the Merger (Code section 1223(1)).

      3. Each stockholder of HomeCorp who receives, in the Merger, cash in lieu of a fractional share of MBI Common Stock will be treated as if the fractional share had been received in the Merger and then redeemed by MBI. Provided that the shares of HomeCorp Common Stock surrendered are held as capital assets at the time of the Merger, the receipt of such cash will cause the recipient to recognize capital gain or loss, equal to the difference between the amount of cash received and the portion of such holder's basis in the shares of MBI Common Stock allocable to the fractional share (Code sections 1001 and 1222; Rev. Rul. 66-365, 1966-2 C.B. 116; Rev. Proc. 77-41,
1977-2 C.B. 574).

                              * * * * * * * * * * * *

      We express no opinion with regard to (1) the federal income tax consequences of the Merger not addressed expressly by this opinion, including without limitation, (i) the tax consequences, if any, to those stockholders of HomeCorp who acquired shares of HomeCorp Common Stock pursuant to the exercise of employee stock options or otherwise as compensation, and (ii) the tax consequences to special classes of stockholders, if any, including without limitation, foreign persons, insurance companies, tax-exempt entities, retirement plans, and dealers in securities; and (2) federal, state, local, or foreign taxes (or any other federal, state, local, or foreign laws) not specifically referred to and discussed herein. Further, our opinion is based upon the Code, Treasury Regulations proposed or promulgated thereunder, and administrative interpretations and judicial precedents relating thereto, all of which are


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HomeCorp, Inc.
December 18, 1997
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subject to change at any time, possibly with retroactive effect, and we assume no obligation to advise you of any subsequent change thereto. If there is any change in the applicable law or regulations, or if there is any new administrative or judicial interpretation of the applicable law or regulations, any or all of the federal income tax consequences described herein may become inapplicable.

      The foregoing opinion reflects our legal judgment solely on the issues presented and discussed herein. This opinion has no official status or binding effect of any kind. Accordingly, we cannot assure you that the Internal Revenue Service or any court of competent jurisdiction will agree with this opinion.

      We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to all references made to this letter and to this firm in the Registration Statement.


                                    Very truly yours,

                                    /s/ Thompson Coburn